                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
            Information Statement Pursuant to Rules 13d-1 and 13d-2
                                Amendment No. 1


                             Williams Sonoma, Inc.
               ------------------------------------------------
                               (Name of Issuer)



                          Common Stock, no par value
               ------------------------------------------------
                        (Title of Class of Securities)



                                   969904101
               ------------------------------------------------
                                (CUSIP Number)



     Check the following box if a fee is being paid with this statement _______. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in item 1: and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)



                         (Continued on following pages)

                               Page 1 of 5 Pages

                           -------------------------
CUSIP NO.
969904101
---------------------
--------------------------------------------------------------------------------
1.   Name of Reporting Person
     S.S. or  I.R.S. Identification No. of  Above Person

     Goldman, Sachs & Co.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group

                                         (a) _____
                                         (b) _____
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or place of  Organization

                        New York
--------------------------------------------------------------------------------
Number of Shares Beneficially Onwed By Each Reporting Person With

                5  Sole Voting Power

                                        0
                   ----------------------
                6  Shared Voting Power

                                1,029,059
                   ----------------------
                7  Sole Dispositive Power

                                    0
                   ----------------------
               8    Shared Dispositive Power

                       1,029,059
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

                 1,029,059
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

--------------------------------------------------------------------------------
11.  Percent of Class Representing by Amount in Row (9)

                   4.1%
--------------------------------------------------------------------------------
12.  Type of Reporting Person

                       BD-PN-IA
--------------------------------------------------------------------------------

                               Page 2 of 5 Pages

-------------------------
CUSIP NO.
969904101
---------------------
--------------------------------------------------------------------------------
1.   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     The Goldman Sachs Group, L.P.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group

                                         (a) _____
                                         (b) _____
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or place of Organization

Delaware
--------------------------------------------------------------------------------
Number of Shares Beneficially Onwed By Each Reporting Person With

                5  Sole Voting Power

                                        0
                   ----------------------
                6  Shared Voting Power

                                1,029,059
                   ----------------------
                7  Sole Dispositive Power

                                    0
                   ----------------------
               8    Shared Dispositive Power

                       1,029,059
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

               1,029,059
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

--------------------------------------------------------------------------------
11.  Percent of Class Representing by Amount in Row (9)

                 4.1%
--------------------------------------------------------------------------------
12.  Type of Reporting Person

                      HC-PN
--------------------------------------------------------------------------------

                               Page 3 of 5 Pages

       Item 4. Ownership.
       ------- ----------

           (a).  Amount beneficially owned:
               See the responses(s) to Item 9 on the attached cover page(s).

           (b).  Percent of class:
               See the response(s) to Item 11 on the attached cover page(s).

           (c). Number of shares as to which such person has:

               (i)  Sole power to vote or to direct the vote:
                         See the response(s) to Item 5 on the attached cover Page(s).

               (ii) Shared power to vote or direct the vote:
                         See the response(s) to Item 6 on the attached cover page(s).

               (iii)  Sole power to dispose or to direct the disposition of:
                         See the response(s) to Item 7 on the attached cover page(s).

               (iv) Shared power to dispose or to direct the disposition of:
                         See the response(s) to Item 8 on the attached cover page(s).

     Item 5.   Ownership of Five Percent or Less of a Class.
                    January 12, 1996

     Item 6.   Ownership of More than Five Percent on Behalf of Another Person.
                    Not Applicable

     Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                    See Exhibit(2)

     Item 8.   Identification and Classification of Members of the Group.
                    Not Applicable

     Item 9.   Notice of Dissolution of Group.
                    Not Applicable



                               Page 4 of 5 Pages

     Item 10.  Certification.

                         By signing below I certify that, to the best of my
               knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.



                                   SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  March 8, 1996
             -


                                    THE GOLDMAN SACHS GROUP, L.P.


                                    By:     /s/ J. David Rogers
                                           --------------------------------
                                    Name:   J. David Rogers
                                    Title:   General Partner



                                    GOLDMAN, SACHS & CO.


                                    By:  /s/ J. David Rogers
                                           --------------------------------
                                    Name:  J. David Rogers
                                    Title:  General Partner

                               Page 5 of 5 Pages